Microsoft Word 10.0.6612;GOLDMAN SACHS TRUST


                                 Consent of Sole Shareholder of

                             Goldman Sachs U.S. Mortgages Fund
                         Goldman Sachs Investment Grade Credit Fund


The undersigned, being the sole shareholder of the Goldman Sachs U.S. Mortgages Fund and Goldman Sachs Investment Grade Credit Fund (the "Funds"), a series of Goldman Sachs Trust, a Delaware business trust (the "Trust"), hereby consents to and takes the following action in writing in lieu of a meeting:

                  RESOLVED, that the form, terms and provisions of the Management Agreement between the Fund and Goldman Sachs Asset Management, L.P., dated April 30, 1997 as amended October 30, 2003, a copy of which has been presented to the undersigned, be, and hereby are, in all respects approved.

                  FURTHER RESOLVED, that the investment objective and fundamental investment restrictions of the Fund as set forth in the Trust's Prospectus and Statement of Additional Information dated November 3, 2003, be, and hereby are, approved.

Dated:  October 30, 2003

                          THE GOLDMAN SACHS GROUP, INC.



                          By:_/S/_____________________________
                          Name: Kaysie Uniacke
                          Title: Managing Director